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                    SECURITY CAPITAL ATLANTIC INCORPORATED
                                FIRST AMENDMENT
                                       TO
                    SHARE OPTION PLAN FOR OUTSIDE DIRECTORS


     This First Amendment (this "Amendment") to that certain Share Option Plan for Outside Directors (the "Plan") is adopted by the Board of Directors (the "Board") of Security Capital Atlantic Incorporated (the "Company") as of October 7, 1996.

     WHEREAS, on September 10, 1996, the Company effected a one-for-two reverse split of its shares of common stock, par value $.01 per share (the "Shares"); and

     WHEREAS, the Board desires to amend the Plan pursuant to the authority contained in Section 11 of the Plan to clarify the effect of the reverse split on the Plan;

     NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows:

     1. The first sentence of Section 9 and Section 9(a) are amended and restated in their entirety as follows:

          9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The number of Shares subject to the Plan, available under the Plan and covered by each outstanding Option and the Option price shall be adjusted from time to time as follows:

               (a) Subject to any required action by shareholders, (i) the number of Shares available under the Plan, (ii) the number of Shares subject to any outstanding Options, (iii) the number of Shares subject to future grants, and (iv) the per-share price under any outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares, a stock split or reverse stock split or the payment of a stock dividend (but only in Shares) or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company.

     2. Such Amendment shall be effective as of the date of adoption of the Plan.